UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported):

August 3, 2015

APX GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-191132-02	46-1304852
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4931 North 300 West

Provo, Utah 84604

(Address of Principal Executive Offices) (Zip Code)

(801) 377-9111

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 3, 2015, management and the Audit Committee of the Board of Directors of APX Group Holdings, Inc. (the “Company”) concluded that the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s unaudited interim condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, September 30, 2014, June 30, 2014 and March 31, 2014, should no longer be relied upon due to the material impact of errors in the classification of subscriber acquisition costs on its consolidated statements of cash flows. The Company determined that cash payments related to subscriber acquisition costs were improperly classified as an investing activity rather than an operating activity. As a result, the Company intends to file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2014, which was originally filed on March 27, 2015, restating the historical consolidated financial statements included in such report to reclassify the subscriber acquisition costs from cash flows used in investing activities to cash flows used in operating activities on the consolidated statements of cash flows for such periods. In addition, the Company expects either to file amendments to previously filed quarterly reports or restate the prior-year interim periods in future quarterly reports to reflect this reclassification in its consolidated statements of cash flows in the applicable interim periods described above. These errors do not have any impact on the Company’s previously reported consolidated balance sheets or its statements of operations, or its previously reported total cash flows or Adjusted EBITDA.

The Audit Committee and the Company’s management have discussed the matters disclosed in this Item 4.02(a) with the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

APX GROUP HOLDINGS, INC.

By:	/s/ Dale Gerard
Name:	Dale Gerard
Title:	Senior Vice President of Finance and Treasurer

Date: August 4, 2015

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